Exhibit 10.2

November 11, 2013

Mr. Michael S. Wyzga

Dear Mike:

This letter confirms the agreement between you and Radius Health, Inc. (the “Company”) regarding your performance of advisory services during the period (the “Advisory Period”) commencing on the effective date of the termination of your employment with the Company and ending on the earlier of (i) the date that is 6 months after the effective date of the termination of your employment with the Company (the “Final Service Date”) and (ii) the date that the Company delivers written notice to you of the Company’s election to terminate the Advisory Period.

During the Advisory Period, you shall perform transition advisory services for the Company from time to time as and at such times as are mutually agreed between you and the Company.  Notwithstanding the foregoing, both you and the Company intend for your termination of employment to constitute a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the level of services you perform during the Advisory Period shall be determined in accordance with this intent.

The Company agrees that your providing services during the Advisory Period shall constitute continued service with the Company for purposes of the Stock Option Agreement, dated as of December 15, 2011, between you and the Company (the “Stock Option Agreement”), including for purposes of Section 3 (Expiration of Option) and Section 4 (Exercise of Option) thereof.  If the Company terminates the Advisory Period prior to the Final Service Date, then you shall be deemed for purposes of the Stock Option Agreement to continue providing services to the Company through the Final Service Date, including for purposes of Section 3 (Expiration of Option) and Section 4 (Exercise of Option) of the Stock Option Agreement.  Except as set forth herein, you shall not be entitled to receive compensation for the services you perform during the Advisory Period.

Please indicate your agreement to the foregoing by returning a countersigned copy of this letter to me.

Sincerely,

/s/ Kurt C. Graves

Kurt C. Graves
Chairman of the Board of Directors

Accepted and agreed:	/s/ Michael S. Wyzga
Michael S. Wyzga